Exhibit 99.1

Socket Mobile Reports Third Quarter and Nine Months 2026 Results

FREMONT, Calif., – November 4, 2026 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today reported financial results that are determined in accordance with generally accepted accounting principles in the United States (“GAAP”) for the three and nine months ended September 30, 2026.

Third Quarter 2026 Financial Highlights:

•	Revenue of $3.4 million, reflecting a 9% increase compared to $3.1 million for the prior year’s quarter, and a 12% sequential increase compared to $3.0 million for the preceding quarter.

•	Gross margin of 48.6% versus 47.7% in the prior year’s quarter and 46.4% in the preceding quarter.

•	Operating expenses of $2.3 million, compared to $2.5 million in the prior year period and $2.6 million in the preceding quarter.

•	Operating loss amounted to $643,000, compared to a $1,058,000 loss in the prior year’s quarter, and a loss of $1,195,000 in the preceding quarter.

•	Cash balance as of September 30, 2026, was approximately $1.4 million, slightly lower from $1.6 million at June 30, 2026.

“Our third-quarter results reflect progress in stabilizing revenue while executing our cost management initiatives,” said Dave Holmes, President and Chief Executive Officer. “Revenue increased 12% sequentially from the second quarter and 9% compared with the prior-year quarter, reflecting improved performance amid continued market uncertainty. At the same time, we continued to align our cost structure with business conditions, reducing operating expenses by 12% from the prior quarter and 10% year over year. These results reflect our ongoing focus on operational efficiency and financial discipline while maintaining our ability to support customers and pursue future growth opportunities.”

During the quarter, the Company continued to expand its commercial reach across multiple vertical markets through strategic partnerships, including 3Eye Technologies, which supports industrial mobility solutions for Apple-based frontline workflows, and Orda, which provides integrated mobile ordering and self-checkout solutions for enterprise workplace dining environments.

The Company expects to continue its cost management initiatives through the remainder of the year while pursuing opportunities to expand its data capture solutions across key markets. Management believes that disciplined expense management, stabilizing revenue, and expanding commercial opportunities will help position the Company for continued operational improvement.

Conference Call

Management of Socket Mobile will hold a conference call today at 2 P.M. Pacific (5 P.M. Eastern) to discuss the quarterly results and outlook for the future. Please attend the conference call using the information below:

Join Online: https://v.ringcentral.com/join/118843084
Meeting ID: 118843084

Dial-In: +1 (267) 930-4000
Access Code / Meeting ID: 118843084

International Dial-In Numbers: https://v.ringcentral.com/teleconference

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution, and market acceptance of the products, and statements predicting trends, sales, market conditions, and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket Mobile is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2026, Socket Mobile, Inc. All rights reserved.

– Financial tables to follow –

Socket Mobile, Inc.

Condensed Summary Statements of Operations (Unaudited)

(Amounts in thousands except per share amounts)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2026	2025	2026	2025
Revenue	$3,388	$3,107	$10,121	$11,115
Cost of revenue	1,740	1,626	5,168	5,618
Gross margin	1,648	1,481	4,953	5,497
Gross margin percent	48.6%	47.7%	48.9%	49.5%
Research & development	930	1,027	3,073	3,260
Sales & marketing	600	935	2,311	3,066
General & administrative	761	577	2,168	1,800
Total operating expenses	2,291	2,539	7,552	8,126
Operating loss	(643)	(1,058)	(2,599)	(2,629)
Interest expense, net	(146)	(140)	(436)	(355)
Net loss	$(789)	$(1,198)	$(3,035)	$(2,984)
Net loss per share:
Basic	$(0.09)	$(0.15)	$(0.37)	$(0.38)
Fully diluted	$(0.09)	$(0.15)	$(0.37)	$(0.38)
Weighted average shares outstanding:
Basic	8,313	7,961	8,231	7,910
Fully diluted	8,313	7,961	8,231	7,910

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	(Unaudited) Sept 30, 2026	December 31, 2025*
Cash	$1,403	$2,032
Accounts receivable	1,328	1,711
Inventories	3,401	4,221
Deferred costs on shipments to distributors	144	122
Other current assets	552	548
Property and equipment, net	1,755	2,125
Intangible assets, net	1,209	1,305
Operating leases right-of-use assets	1,680	2,087
Other long-term assets	286	286
Total assets	$11,758	$14,437
Accounts payable and accrued liabilities	$1,785	$2,023
Subordinated convertible notes payable	200	400
Subordinated convertible notes payable, net of discount - related party	5,067	5,083
Short-term borrowings - related party	425	—
Deferred revenue on shipments to distributors	512	336
Deferred service revenue	95	28
Operating lease liabilities	1,862	2,289
Total liabilities	$9,946	$10,159
Common stock	70,439	69,870
Accumulated deficit	(67,589)	(64,554)
Treasury stock	(1,038)	(1,038)
Total equity	$1,812	$4,278
Total liabilities and equity	$11,758	$14,437

*Derived from audited financial statements.

# # #